Exhibit 16

PRESS RELEASE

Adherex Announces Change of Auditor

Chapel Hill, NC, September 23, 2009 - - Adherex Technologies Inc. (TSX:AHX), announces the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s new auditor. Deloitte is a full service, international accounting firm with offices worldwide.

The Company’s former auditor PricewaterhouseCoopers LLP (“PwC”) has resigned.  “We would like to thank PwC for their past assistance and service” said Robert Andrade, the Company’s recently appointed CFO.  The resignation was not related to any disagreements with Company management over the Company’s audited financial statements.  There have been no reportable events (as defined in National Instrument 51-102 (Section 4.11)) between the Company and PWC and in Item 304(a)(1)(v) of Regulation S-K between the Company and PwC.  During the Company’s fiscal years ended December 31,2007 and 2008 and through September 23, 2009, the Company did not consult with PwC regarding any matters described in Items 304(a)(1)(i) or 304(a)(1)(ii) of Regulation S-K.

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company focused on the development of eniluracil and 5-fluorouaricil.

This press release contains forward-looking statements that involve significant risks and uncertainties.  The actual results, performance or achievements of the Company might differ materially from the results, performance or achievements of the Company expressed or implied by such forward-looking statements.  Such forward-looking statements include, without limitation, those regarding our development plans and the expected funding, timing and results of our development as well as our efforts to pursue strategic alternatives.  We can provide no assurance that development will proceed as currently anticipated, that previous results will be predictive of future outcomes, that the expected funding, timing or results of our development will be realized, or that we will be able to form strategic collaborations or partnerships with other companies.  We are subject to various risks, including our near term need for additional capital to fund our operations, current and anticipated conditions in the economy and financial markets, our history of losses, our ability to continue to meet the listing requirements of the TSX, the uncertainties of clinical trials, drug development and regulatory review, the early stage of our product candidates, our reliance on collaborative partners, and other risks inherent to the biopharmaceutical industry.  For a more detailed discussion of related risk factors, please refer to our public filings available at www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Adherex Technologies Inc.

T: (919) 636-5144